EXHIBIT 3(ii)a

FORTUNE BRANDS, INC.

BY-LAW AMENDMENT

ADOPTED ON JULY 29, 2003

EFFECTIVE JULY 29, 2003

Article I, Section 4 was amended to read in its entirety as follows:

     SECTION 4. The directors may hold their meetings and have an office and keep the books of the Company in Lincolnshire, Illinois, or elsewhere outside of the State of Delaware.

Article II, Section 1 was amended to read in its entirety as follows:

     SECTION 1. The annual meeting of stockholders of the Company for the election of directors, and such other business as may properly come before the meeting, shall be held on the last Tuesday of the month of April at 1:30 p.m. in the afternoon, or such other day and hour as designated by the directors.

Article III, Section 3 was amended to read in its entirety as follows:

     SECTION 3. A majority of the directors in office shall constitute a quorum for the transaction of business, but in the absence of a quorum a majority of those present (or if only one is present, then that one) may adjourn the meeting without notice until such time as a quorum is present.